Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Level 3 Communications, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53914, 333-156709, 333-160493, 333-162854 and 333-178060) on Form S-3 and the registration statements (Nos. 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, 333-115751, 333-174354, 333-177977 and 333-189832) on Form S-8 of Level 3 Communications, Inc. of our reports dated February 27, 2015, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2014, and 2013, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Level 3 Communications, Inc.

Our report dated February 27, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that Level 3 Communications, Inc. acquired tw telecom inc. on October 31, 2014, and management excluded from its assessment of the effectiveness of Level 3 Communications, Inc.’s internal control over financial reporting as of December 31, 2014, tw telecom inc.’s internal control over financial reporting associated with total assets and revenue of $8.160 billion (which includes goodwill of $5.124 billion included within the scope of the assessment) and $285 million, respectively, included in the consolidated financial statements of Level 3 Communications, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Level 3 Communications, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of tw telecom inc.

/s/ KPMG LLP
Denver, Colorado
February 27, 2015